Exhibit 99.1

Gladstone Investment Announces Amended Credit Facility

McLean, VA, April 14, 2009: Gladstone Investment Corp. (Nasdaq: GAIN) (the “Company”) announced that today, through its wholly-owned subsidiary, Gladstone Business Investment LLC, it entered into a second amended and restated credit agreement providing for a $50 million revolving line of credit arranged by Branch Banking and Trust Company as administrative agent, replacing Deutsche Bank, A.G. as administrative agent (the “BB&T Facility”). Key Bank, National Association also joined the BB&T Facility as a committed lender.  In connection with the entering into the BB&T Facility, the Company repaid all principal and interest owing to Deutsche Bank under the prior credit agreement. The BB&T Facility may be expanded up to $125 million through the addition of other committed lenders to the facility.  The BB&T Facility matures on April 14, 2010, and if the facility is not renewed or extended by this date, all principal and interest will be due and payable within one year of the maturity date on April 14, 2011.  Advances under the BB&T Facility will generally bear interest at the 30 day LIBOR rate (subject to a minimum rate of 2%), plus 5% per annum, with a commitment fee of 0.75% per annum on undrawn amounts.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Additional information can be found at http://www.GladstoneInvestment.com.

For further information, contact Kerry Finnegan at 703-287-5893.

Forward-Looking Statements

The statements in this press release regarding the expansion of the credit facility through the addition of other committed lenders are forward-looking statements that involve a number of known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the ability of the Company to identify other committed lenders who will agree to join the BB&T Facility under its current terms, and to obtain the consent of the existing committed lenders to the addition of any new lenders to the BB&T Facility. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its other filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the time of the filing of this press release. The Company disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.